Exhibit 99.1

                       For Immediate Release

CONTACT:

Wolfe Axelrod Weinberger Associates, LLC

Stephen D. Axelrod, CFA/Don Weinberger

(212) 370-4500, (212) 370-4505 fax

steve@wolfeaxelrod.com, don@wolfeaxelrod.com

LIQTECH INTERNATIONAL, INC. APPOINTS MICHAEL BARISH

TO THE BOARD OF DIRECTORS

BALLERUP, DENMARK – May 14, 2014 - LiqTech International, Inc. (NYSE: LIQT) ("LiqTech") is pleased to announce the appointment of Michael Barish, a highly regarded investment professional, to its Board of Directors effective May 19, 2014.

Mr. Barish has over 40 years experience in many aspects of the investment industry, including having worked as a security analyst, portfolio manager and investment advisor. Mike brings a wealth of investment, corporate governance and operations expertise to the Board of LiqTech.

Mr. Barish founded Cambiar Investors, an investment advisory firm, and served as President and Chief Investment Officer until 2001. Mike then co-founded Lazarus Investment Partners, a private investment partnership, serving as a portfolio manager until 2009. Mr. Barish currently pursues personal investments in both public and private companies.

Mr. Barish currently serves as a director of AeroGrow International Inc. and Zero E Technologies, LLC. Previously, he served as a director of Guaranty National Insurance Company, a publicly held property and casualty insurance company.

Mr. Aldo Petersen, Chairman of LiqTech, stated, “We are very pleased that Mike has agreed to serve as a director of LiqTech International, Inc. Mike’s detailed knowledge and broad experience in the investment arena and as a director for several companies will be invaluable as LiqTech continues to grow.”

Mr. Barish commented, “LiqTech is on the cusp of meaningful growth and I am delighted to assist LiqTech by adding my counsel and expertise to LiqTech’s board.”

ABOUT LIQTECH INTERNATIONAL, INC. (NYSE: LIQT)

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. It also manufactures ceramic silicon carbide kiln furniture. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. For more information, please visit www.liqtech.com.

Follow LiqTech on LinkedIn: http://www.linkedin.com/company/liqtech-international

Follow LiqTech on Twitter: https://twitter.com/LiqTech

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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